UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2015

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300,

Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2015, each of the executive officers of Whiting Petroleum Corporation (the “Company”) voluntarily agreed to terminate their Executive Excise Tax Gross-Up Agreement with the Company (the “Gross-Up Agreement”), which provided that if a change in control of the Company occurred, the Company would be obligated under certain circumstances to make a “gross-up” payment to the executive officer for excise and related taxes on certain payments to the executive officer. As a result of the termination of the Gross-Up Agreements, the Company does not have any agreements with its officers or employees that provide for a gross-up of taxes.

In connection with the termination of the Gross-up Agreements, the Company entered into an Executive Employment and Severance Agreement (the “Employment Agreement”) with each of its executive officers effective January 1, 2015. The Compensation Committee of the Board of Directors of the Company (the “Committee”) approved the terms of the Employment Agreement based on its independent compensation consultant’s analysis of the market.

The Employment Agreement has an initial term ending on December 31, 2015 and renews automatically for successive one year terms unless either party provides written notice to the other party at least 180 days prior to the end of a term. The Employment Agreement provides that the executive officer is entitled to a base salary as in effect on the date of the Employment Agreement, subject to increase, but not decrease, as may be determined by the Committee, and to participate in cash and equity incentive plans and employee benefit plans that the Company generally provides to its senior executives. The Employment Agreement also provides that the executive officer is entitled to certain severance payments and other benefits upon a qualifying employment termination, including after a Change of Control (as defined in the Employment Agreement) of the Company.

If such executive officer’s employment is terminated without “Cause” (as defined in the Employment Agreement) or for “Good Reason” (as defined in the Employment Agreement) prior to the end of the employment term, the executive officer will be entitled to accrued but unpaid benefits, including a pro rata portion of the current year’s target annual bonus, and a lump sum severance benefit equal to the executive officer’s base salary multiplied by one, or two in the case of the Chief Executive Officer, plus the target bonus for the year in which the termination occurs. If such termination occurs within two years following a Change of Control, the multiplier of base salary described in the previous sentence is increased to two, or three in the case of the Chief Executive Officer. Additionally, until the earlier of 18 months following a qualified termination (or 24 months if such termination follows a Change of Control) or such time as the executive officer has obtained new employment and is covered by benefits at least equal in value, such executive officer shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical, dental and vision coverage as such executive officer received prior to termination. To receive the foregoing benefits, the executive officer must execute and deliver to the Company (and not revoke) a general release of claims.

The Employment Agreement also provides an executive officer with the following after a Change of Control has occurred: (i) the executive officer’s employment term is automatically extended for a two-year period; (ii) accelerated vesting of the executive officer’s restricted stock, stock options and performance shares; (iii) the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the Change of Control; and (iv) participation in salaried and executive officer benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the Change of Control.

The Employment Agreement also provides that the executive officer is subject to a customary confidentiality covenant and, for one year following termination of employment (or two years if the termination is after a Change of Control), customary covenants not to solicit and not to compete with the business of the Company in its material plays or fields.

The foregoing description of the form of Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Company has a form of Performance Share Award Agreement that the Committee intends to use under the Company’s 2013 Equity Incentive Plan for future awards of performance shares. The form of Performance Share Award Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01	Other Events.

As of December 31, 2014, the Company had outstanding 166,889,152 shares of its common stock, which amount takes into account the Company’s issuance of shares of common stock in connection with its acquisition of Kodiak Oil & Gas Corp., which closed on December 8, 2014.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

(10.1)	Form of Executive Employment and Severance Agreement.

(10.2)	Form of Performance Share Award Agreement pursuant to the Whiting Petroleum Corporation 2013 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: January 5, 2015	By:	/s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer

FORM 8-K

EXHIBIT INDEX

Exhibit Number	Description

(10.1)	Form of Executive Employment and Severance Agreement.

(10.2)	Form of Performance Share Award Agreement pursuant to the Whiting Petroleum Corporation 2013 Equity Incentive Plan.